Exhibit 99.1

Crown Crafts Announces Fourth Quarter and Fiscal 2025 Financial Results

Gonzales, Louisiana – June 25, 2025, Crown Crafts, Inc. (NASDAQ-CM: CRWS) (the “Company”) today reported financial results for the fourth quarter and fiscal year 2025, which ended March 30, 2025.

Fourth Quarter Summary

●	Net sales of $23.2 million

●	Gross profit of $4.2 million; gross margin of 18.3%

●	GAAP net loss of $(10.8) million, or $(1.04) per diluted share

●	Adjusted net loss of $(429,000) or adjusted diluted loss per share of $(0.04) (1)

●	Adjusted net loss and adjusted diluted loss per share include an adjustment for a goodwill impairment charge of $13.8 million, or $10.4 million after tax, and $1.32, per share or $1.00, per share after tax.

●	Declared quarterly dividend of $0.08 per share of Series A common stock

Fiscal 2025 Summary

●	Net sales of $87.3 million

●	Gross profit of $21.3 million; gross margin of 24.4%

●	GAAP net loss of $(9.4) million, or $(0.90) per diluted share

●	Adjusted net income of $1.0 million, or adjusted diluted earnings per share of $0.10 (1)

●	Adjusted net income and adjusted diluted earnings per share include an adjustment for a goodwill impairment charge of $13.8 million, or $10.4 million after tax, and $1.33, per share or $1.00, per share after tax.

(1)

Adjusted net (loss) income, adjusted earnings (loss) per share (EPS), diluted, are non-GAAP measures. See "Non-GAAP Measures" and "Reconciliations of GAAP to Non-GAAP Financial Measures" below for reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures.

Olivia Elliott, President and Chief Executive Officer, stated, “Our fourth quarter sales were 2.9% higher than the prior year quarter, and, while adjusted net income was below our expectations, there were several factors that impacted the quarter, including higher close-out sales at lower margins and the impact of tariffs. For the full year, the Crown Crafts team focused on the strategic initiatives that build for our future success. We acquired Baby Boom Consumer Products in the second quarter, fully integrated Manhattan Toy, continued to reduce operational costs, expanded ecommerce capabilities, and formulated a plan to decrease warehousing expenses. While not all of these measures flowed through this year due to the persistent strain the economy had on our customers, we are optimistic that the work we have done will lead to greater sales and profits over the long term.”

Fourth Quarter Commentary

Net sales for the fourth quarter of fiscal 2025 increased 2.9% to $23.2 million, compared to the prior-year quarter, driven by sales associated with the Baby Boom acquisition.

Gross margin was 18.3%, a 4.9% decrease versus the prior year quarter due to a higher mix of close-out sales to reduce inventory levels in preparation for future warehouse consolidation and $324,000 of higher tariffs associated with products imported from China.

Marketing and administrative expenses were $4.6 million, an increase of 17.0% compared to the prior year quarter. The current year period includes $77,000 in acquisition costs as well as increased marketing and administrative costs associated with the Baby Boom business.

During the fourth quarter of 2025, the Company determined that a triggering event occurred in relation to the depressed market price of the Company’s common stock and corresponding significant decline in the Company’s market capitalization. As a result, the Company performed a quantitative goodwill impairment test that concluded the estimated fair values of its reporting units were lower than their carrying values, indicating that the goodwill within these reporting units was impaired. Consequently, the Company recorded a non-cash goodwill impairment charge of $13.8 million during the quarter ended March 30, 2025.

GAAP net loss was $(10.8) million, or $(1.04) per diluted share. Adjusted net loss was $(429,000) or adjusted diluted loss per share of $(0.04), which excludes the $13.8 million goodwill impairment charge.

Fiscal 2025 Commentary

Net sales for fiscal 2025 were $87.3 million, essentially flat with fiscal 2024.

Gross margin was 24.4%, a 1.8% decrease compared to fiscal 2024, primarily a result of higher rent at the Compton facility, higher closeout sales and increased tariffs.

Marketing and administrative expenses were $18.7 million, an increase of 16% compared to fiscal 2024. The current year period includes $244,000 associated with the closure of the Company’s subsidiary in the United Kingdom and $1.2 million in costs associated with the Baby Boom acquisition.

GAAP net loss was $(9.4) million, or $(0.90) per diluted share. Adjusted net income was $1.0 million or adjusted diluted earnings per share of $0.10, which excludes the $13.8 million goodwill impairment charge.

The Company ended fiscal 2025 with $521,000 in cash and cash equivalents. Total inventory at the end of the year was $27.8 million, a 6.4% decrease compared to the end of fiscal 2024.

Quarterly Cash Dividend

On May 14, 2025, the Company announced that its Board of Directors had declared a quarterly cash dividend on the Company’s Series A common stock of $0.08 per share, which will be paid on July 3, 2025, to stockholders of record at the close of business on June 13, 2025.

Conference Call

The Company will host a teleconference today at 8:00 a.m. CDT to discuss the Company’s results. To join the teleconference, dial 844-861-5504 and ask to join the Crown Crafts call. The teleconference can also be accessed in listen-only mode by visiting the Company’s website at www.crowncrafts.com. The financial information to be discussed during the teleconference may be accessed prior to the call on the investor relations portion of the Company’s website. A telephone replay of the teleconference will be available one hour after the end of the call through 4:00 p.m. CDT on September 25, 2025. To access the replay, dial 877-344-7529 in the United States or 412-317-0088 from international locations and enter replay access code 6119723.

About Crown Crafts, Inc.

Crown Crafts, Inc. designs, markets, and distributes infant, toddler, and juvenile consumer products. Founded in 1957, Crown Crafts is one of America’s largest producers of infant bedding, toddler bedding, diaper bags, bibs, toys and disposable products. The Company operates through its wholly owned subsidiaries, NoJo Baby & Kids, Inc. and Sassy Baby, Inc., which market a variety of infant, toddler and juvenile products under Company-owned trademarks, as well as licensed collections and exclusive private label programs. Sales are made directly to retailers such as mass merchants, large chain stores and juvenile specialty stores. For more information, visit the Company’s website at www.crowncrafts.com.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933, the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations, projections, estimates and assumptions. Words such as “expects,” “believes,” “anticipates” and variations of such words and similar expressions identify such forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause future results to differ materially from those suggested by the forward-looking statements. These risks include, among others, general economic conditions, including changes in interest rates, in the overall level of consumer spending and in the price of oil, cotton and other raw materials used in the Company’s products, changing competition, changes in the retail environment, the Company’s ability to successfully integrate newly acquired businesses, the level and pricing of future orders from the Company’s customers, the extent to which the Company’s business is concentrated in a small number of customers, the Company’s dependence upon third-party suppliers, including some located in foreign countries, customer acceptance of both new designs and newly-introduced product lines, actions of competitors that may impact the Company’s business, disruptions to transportation systems or shipping lanes used by the Company or its suppliers, and the Company’s dependence upon licenses from third parties. Reference is also made to the Company’s periodic filings with the Securities and Exchange Commission for additional factors that may impact the Company’s results of operations and financial condition. The Company does not undertake to update the forward-looking statements contained herein to conform to actual results or changes in our expectations, whether as a result of new information, future events or otherwise.

Contact:

Craig J. Demarest, Vice President and Chief Financial Officer

(225) 647-9118

cdemarest@crowncrafts.com

Investor Relations:

Three Part Advisors
Steven Hooser, Partner, or Matt Hodges, Managing Director
(817) 343-8021

CROWN CRAFTS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
SELECTED FINANCIAL DATA
In thousands, except percentages and per share amounts

	(Unaudited)
	Three-Month Periods Ended		Fiscal Years Ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
Net sales	$23,227	$22,579	$87,250	$87,632
Gross profit	4,244	5,228	21,265	23,000
Gross profit percentage	18.3%	23.2%	24.4%	26.2%
Marketing and administrative expenses	4,582	3,916	18,690	16,105
Goodwill impairment charge	13,766	-	13,766	-
(Loss) income from operations	(14,104)	1,312	(11,191)	6,895
(Loss) income before income tax expense	(14,429)	1,156	(12,413)	6,228
Income tax (benefit) expense	(3,642)	152	(3,057)	1,334
Net (loss) income	(10,787)	1,004	(9,356)	4,894
Basic (loss) earnings per share	$(1.04)	$0.10	$(0.90)	$0.48
Diluted (loss) earnings per share	$(1.04)	$0.10	$(0.90)	$0.48

Weighted Average Shares Outstanding:
Basic	10,401	10,245	10,365	10,210
Diluted	10,401	10,253	10,365	10,214

CONSOLIDATED BALANCE SHEETS
SELECTED FINANCIAL DATA
In thousands

	March 30, 2025	March 31, 2024
Cash and cash equivalents	$521	$829
Accounts receivable, net of allowances	24,508	22,403
Inventories	27,800	29,709
Total current assets	55,303	54,824
Operating lease right of use assets	12,253	14,949
Finite-lived intangible assets - net	7,050	2,872
Goodwill	-	7,926
Total assets	$81,154	$82,706

Current maturities of long-term debt	1,990	-
Operating lease liabilities, current	3,987	3,587
Total current liabilities	15,505	10,461
Long-term debt	16,512	8,112
Operating lease liabilities, noncurrent	9,107	12,138

Shareholders’ equity	39,619	51,601
Total liabilities and shareholders’ equity	$81,154	$82,706

GAAP to Non-GAAP Reconciliation

CROWN CRAFTS, INC., AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES
(Unaudited)

(amounts in thousands, except per share amounts)

	Three-Month Periods Ended		Fiscal Years Ended
	March 30, 2025	March 31, 2024	March 30, 2025	March 31, 2024
Net (loss) income	(10,787)	1,004	(9,356)	4,894
Adjustment for items:
Goodwill impairment charge	13,766	-	13,766	-
Tax impact of adjustments (1)	(3,408)	-	(3,408)	-
Adjusted net (loss) income (2)	(429)	1,004	1,002	4,894

Diluted (loss) earnings per share	$(1.04)	$0.10	$(0.90)	$0.48
Adjusted diluted (loss) earnings per share (2)	$(0.04)	$0.10	$0.10	$0.48
Diluted weighted Average Shares Outstanding	10,401	10,253	10,365	10,214

(1)	The tax impact of adjustments includes the tax effect of the goodwill impairment charge based on the Company's effective tax rate.

(2)

Adjusted net (loss) income and adjusted diluted (loss) earnings per share, which are non-GAAP measures, are defined as net (loss) income and net (loss) income per share, excluding the impact of impairment charges. Management believes adjusted net (loss) income and adjusted diluted (loss) earnings per share provides useful information to investors because it allows management, investors and others to evaluate and compare the Company's operating results from period to period by removing the impact of impairment charges that are not reflective of our core business.